Exhibit 10.4
FIRST AMENDED INDEPENDENT CONTRACTOR
AND NONCOMPETITION AGREEMENT
THIS FIRST AMENDED INDEPENDENT CONTRACTOR AND NONCOMPETITION AGREEMENT (the “First Amended Agreement”), dated as of the 4th day of April 2008, between Dean Foods Company (“Dean Foods” or “the Company”), a Delaware Corporation, having its principal place of business at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, and Pete Schenkel (“Mr. Schenkel”) provides as follows:
WHEREAS, the parties entered into an original Independent Contractor and Noncompetition Agreement dated December 1, 2005, (the “Original Agreement”)that provided for Mr. Schenkel to provide Senior Advisory Services, as defined in the Original Agreement, to the Chief Executive Officer, Chairman of the Board, and the Dairy Group President;
WHEREAS, the Original Agreement provided that Mr. Schenkel would cease providing Senior Advisory Services on December 31, 2009, if the Original Agreement was not terminated before December 31, 2009 pursuant to its terms;
WHEREAS, the Original Agreement contemplated an Employment Agreement between the Company and Mr. Schenkel that, as of the date of this First Amended Agreement, has been terminated on its own terms based on the passage of time, and the parties have performed all that was required of them under the Employment Agreement;
WHEREAS, the Company wishes to retain access to Mr. Schenkel’s knowledge and experience as a senior advisor for an additional two years above what was agreed upon in the Original Agreement;
WHEREAS, Section 11(b) of the Original Agreement provides that the Original Agreement may not be modified except in a written document executed by both parties to the Original Agreement;
WHEREAS, the Company still desires to ensure that, to the extent and for the period of Mr. Schenkel’s service to the Company and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, goodwill and other legitimate business interests, each of which could be compromised; and
WHEREAS, the parties wish to memorialize this modification to the Original Agreement through this First Amended Agreement;
NOW, THEREFORE, it is agreed that the Original Agreement is amended as follows;
     1. The first sentence of Section 1 of the Original Agreement (“Services”) is amended to the following:

During the period from your Resignation Date, as defined in the Employment Agreement, to December 31, 2011 (the “Senior Advisory Services Period”), your responsibilities under this Agreement will be to provide general advice and consultation to the Chief Executive Officer, Chairman of the Board, and the Dairy Group President on matters of strategy and execution, as well as to provide assistance with respect to such specific operating initiatives as may be requested from time to time (“Senior Advisory Services”).
     2. The entirety of Section 2 of the Original Agreement (“Senior Advisory Service Fees”) is amended to following:
For your Senior Advisory Services you will be paid a Senior Advisory Services fee at the annual rate of $200,000.00 (the “Senior Advisory Services Fee”). Such Senior Advisory Services Fee will be paid in approximately equal monthly installments, in arrears. In addition, during the Senior Advisory Services Period, you will be eligible to receive an additional payment. Your target payment will be 50% of the Senior Advisory Services Fee. Payment of any annual additional payment will be subject to the achievement of certain financial/operating targets which are consistent with those targets established by the Company’s Compensation Committee for the payment of incentive bonuses to the Company’s corporate executive officers. Each year, you will have the opportunity to earn up to 200% of your targeted bonus if financial/operating targets are exceeded by specified amounts or percentages. Furthermore, during the Senior Advisory Services period, the Company will continue to pay for the perquisites and benefits currently provided to you by the Company, which include but are not limited to club membership, payment of business expenses, car allowance, office and secretarial assistance, long term disability, executive long term disability, life insurance, exec-u-care, medical insurance, dental insurance, and a prescription drug benefit. Notwithstanding the foregoing, as referenced in Section 11(b) of the Original Agreement, the provisions of this section will not in any way modify, limit, alter, impair or supersede the Executive Medical Agreement, executed on March 19, 1999 and amended on July 1, 2000, between Mr. Schenkel and Southern Foods Group, L.P. In addition, in the event that the Senior Advisory Period is ended by the Company prior to December 31, 2011 and, in any such case, you have not theretofore breached any of your obligations in Sections 4, 5, or 6, the Company shall pay you a single lump sum payment, six months and one day after the termination of your services, equal to the aggregate amount of the Senior Advisory Services Fees that would have been payable during the remainder of the Senior Advisory Services Period.
     3. The entirety of Section 7 of the Original Agreement (“Payments”) is amended to the following:

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In consideration for the covenants provided by you in Sections 4, 5, and 6 hereof, and subject to your continued compliance with the covenants set forth therein, the Company shall pay you four hundred and twenty-five thousand dollars on each of January 2, 2009, January 2, 2010, January 2, 2011, January 2, 2012, January 2, 2013, and January 2, 2014. Notwithstanding the foregoing, in the event of your death prior to the expiration of the Non-Compete Period, and so long as you have not heretofore breached any of your obligations in Sections 4, 5, or 6, any payments remaining to be paid under the Agreement shall be paid in a single lump sum within 30 days of your death. Notwithstanding the foregoing, if the covenants in Section 5 and 6 of this Agreement are held to be unenforceable (other than because they have been automatically terminated pursuant to the terms of this Agreement), the Company will not have received the consideration for which it bargained, and it shall have no further obligation to make any further payments under this Section 7.
     4. No other sections of the Original Agreement are to be amended and will remain in full force and effect.
IN WITNESS THEREOF, the parties have executed and delivered this First Amended Independent Contract and Noncompetition Agreement as of the date first set forth above.

DEAN FOODS COMPANY
/s/ Gregg L. Engles
Name:	Gregg L. Engles
Title:	Chairman and Chief Executive Officer

/s/ Pete Schenkel
Pete Schenkel

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